CLECO CORPORATION
                     COMPUTATION OF NET INCOME COMMON SHARE
                       FOR THE THREE MONTHS ENDED MARCH 31
                                   (Unaudited)

                                                   (In thousands, except share
                                                      and per share amounts)
                                                       2000            1999
                                                   ------------    ------------

BASIC

Net income applicable to common stock              $     12,258    $      8,017
                                                   ============    ============
Weighted average number of shares of common
     stock outstanding during the period             22,442,129      22,508,330
                                                   ============    ============
Basic net income per common share, before
    extraordinary item                             $       0.54    $       0.36
                                                   ============    ============

DILUTED

Net income applicable to common stock, before
    extraordinary item                             $     12,258    $      8,017

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under
  the "if-converted" method:

Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                348             359
Deduct additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net
  of tax                                                     (7)            (15)
Add tax benefit associated with dividends
  paid on allocated common shares                           106              91
                                                   ------------    ------------
Adjusted income applicable to common stock         $     12,705    $      8,452
                                                   ============    ============

Weighted average number of shares of common
  stock outstanding during the period                22,442,129      22,508,330

Number of equivalent common shares
  attributable to ESOP                                1,336,864       1,368,546

Common stock under stock option grants                    2,461             429
                                                   ------------    ------------

Average shares                                       23,781,454      23,877,305
                                                   ============    ============
Diluted net income per common share                $       0.53    $       0.35
                                                   ============    ============
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